SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.  20549

                                     FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in

connection with such notification of registration submits the following information:

Name:  BMO Partners Fund, L.P.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

330 Madison Avenue, 31st Floor, New York, New York 10017

Telephone Number (including area code):  212-661-2640

Name and address of agent for service of process:   Dan I. Abrams, Beck, Mack

& Oliver LLC, 330 Madison Avenue, 31st Floor, New York, New York 10017

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section

8(b) of the Investment Company Act of 1940 concurrently with the filing of

Form N-8A:  YES [X] NO [ ]

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                                   SIGNATURE

          Pursuant to the requirements of the Investment Company Act of 1940,

the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the

ninth day of May, 2000.




                                                    BMO Partners Fund, L.P.
                                                    (Name of Registrant)


                                                    By:   /s/ John C. Beck
                                                              John C. Beck
                                                              President





Attest:  /s/ Dan I. Abrams
         Dan I. Abrams
         Treasurer